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                                                                    EXHIBIT 99.1

                FEDERAL TRADE COMMISSION WILL NOT SEEK TO ENJOIN
                       DIGITAL/INTEL SETTLEMENT AGREEMENT

       ....Companies Plan to Complete Transaction As Soon As Possible....

     SANTA CLARA, Calif/MAYNARD, Mass.--(BUSINESS WIRE)--April 23, 1998--Intel Corporation and Digital Equipment Corporation today announced that the Federal Trade Commission (FTC) has notified the companies that the commission will not seek to enjoin settlement of the legal dispute between the companies. The settlement includes Intel's acquisition of assets of Digital's Semiconductor manufacturing operations, and Intel's role as a foundry for multiple generations of Alpha microprocessors. As part of the FTC review process, Digital agreed to a consent order that provides for the licensing of the Alpha technology to other semiconductor manufacturers.

     The settlement was announced on October 27, 1997, and was subject to FTC review under provisions of the Hart Scott Rodino Improvements Act. Digital and Intel plan to complete the transaction as soon as possible.

     The transaction includes the sale of Digital's semiconductor manufacturing facility in Hudson, Massachusetts to Intel, a cross-license of patents, and an agreement by Intel to manufacture Alpha microprocessors for Digital. In addition, Digital has agreed to develop future systems based on Intel's 64-bit microprocessors.

     Digital will retain the Alpha technology, Alpha, and Alpha-related semiconductor design teams to develop future generations of Alpha. Digital will also work with Intel to port its Digital UNIX operating system to run systems using Intel's future 64-bit microprocessors, and work with Intel and Microsoft to establish a common programming environment for 64-bit applications on Alpha and IA-64 platforms.

     Also under terms of the agreement, the companies will take appropriate actions to drop the pending litigation's between Intel and Digital.

     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications include those from business partners.


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     The expertise and experience of Digital employees help customers plan, design, implement and manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the
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     Note to Editors: Other brands or products are trademarks or registered trademarks of their respective holders.

     CONTACT: Intel Corporation

     Chuck Mulloy, 408/765-3484

     chuck.mulloy@intel.com

     or

     Digital Equipment Corporation

     Dan Kaferle, 978/493-2195

     dan.kaferle@digital.com